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Exhibit 99.1

For Immediate Release	March 31, 2003

UGC Announces Fiscal 2002 Results(1)

Denver, Colorado—UnitedGlobalCom, Inc. ("UGC" or the "Company") (NASDAQ: UCOMA) today announced its operating and financial results for the year ended December 31, 2002. UGC's significant and consolidated operating subsidiaries include United Pan-Europe Communications N.V. ("UPC"), a leading pan-European broadband communications company; and VTR GlobalCom S.A. ("VTR"), the largest broadband communications provider in Chile. Results of Austar United Communications Ltd. ("Austar"), a leading pay-TV provider in Australia, which is no longer consolidated, are also presented.

Operating and Financial Highlights

  •
  Consolidated RGUs(2) at December 31, 2002 were 8.9 million, a 4.3% increase from December 31, 2001 (as adjusted for the deconsolidation of UPC Germany effective August 1, 2002). On a sequential basis from September 30, 2002, consolidated RGUs increased 131,500 or 1.5%.

  •
  Consolidated video subscribers(3) at December 31, 2002 were 7.4 million, a 1.5% increase from December 31, 2001 (as adjusted for the deconsolidation of UPC Germany). On a sequential basis from September 30, 2002, consolidated video subscribers increased 60,500 or 0.8%.

  •
  Consolidated voice and Internet subscribers at December 31, 2002 were 1.5 million, a 21% increase from December 31, 2001 (as adjusted for the deconsolidation of UPC Germany). On a sequential basis from September 30, 2002, consolidated voice and Internet subscribers increased 71,000 or 5.1%.

  •
  Consolidated revenue for the year ended December 31, 2002 was $1.5 billion, a 3.0% decrease compared to the same period in 2001. Adjusting for deconsolidated, disposed and closed operations, consolidated revenue from ongoing operations increased 20% over the same period. For the three months ended December 31, 2002, consolidated revenue increased 4.4% on a sequential basis from September 30, 2002. Adjusting for the deconsolidation of UPC Germany, consolidated revenue from ongoing operations increased 5.5% on a sequential basis.

(1)
UGC's financial results for 2002 are unaudited. The Company will file for a 15 day extension for submitting its 10-K to the SEC. The Company expects to file its 10-K within the 15-day extension period.

(2)
Revenue Generating Units ("RGUs") represent the sum of analog cable, digital, Internet, voice and DTH subscribers.

(3)
Video subscribers consist of analog cable, digital cable and DTH subscribers.

  •
  Consolidated operating loss for the year ended December 31, 2002 was $899 million, a 69% decrease from $2,872 million for the same period in 2001. For the three months ended December 31, 2002, consolidated operating loss increased 425% on a sequential basis from September 30, 2002, due primarily to a one-time, non-cash charge of $345 million for goodwill impairment.

  •
  Consolidated Adjusted EBITDA(4) for the year ended December 31, 2002 was $296 million, a 255% increase from negative $191 million for the same period in 2001. Adjusting for deconsolidated, disposed and closed operations, consolidated Adjusted EBITDA from ongoing operations increased 317% to $284 million from negative $131 million. For the three months ended December 31, 2002, consolidated Adjusted EBITDA increased 1.9% on a sequential basis from September 30, 2002. Adjusting for the deconsolidation of UPC Germany, consolidated Adjusted EBITDA from ongoing operations increased 4.7% on a sequential basis.

(4)
Adjusted EBITDA represents net operating earnings before depreciation, amortization, cash and non-cash stock-based compensation charges, including retention bonuses, and impairment and restructuring charges. Adjusted EBITDA is not a GAAP measure. Please refer to the reconciliation of Adjusted EBITDA with Operating Loss highlighted below, as well as a more detailed discussion of Adjusted EBITDA at the end of this press release.

Management Comments

Gene Schneider, Chairman and CEO of UGC, said, "We are pleased to report continued progress on the financial turnaround that's well underway in Europe, which we believe is demonstrated by our 2002 results. For example, our full year 2002 Adjusted EBITDA improved nearly $500 million from our prior year's result. When combined with significant reductions to our capital expenditures, the company is now generating Adjusted EBITDA in excess of capital expenditures. By early next year, we expect that UGC will be generating positive cash flow after all operating, financing, and investment costs."

Mike Fries, President and COO of UGC, added, "This is the third year in a row that we have met all of our most important financial targets in Europe and Chile—revenue, Adjusted EBITDA and capital expenditures. While this accomplishment is significant, we expect to make continued improvement in the year ahead. Specifically, we are looking for full year 2003 revenue growth of 15% to $1.75 billion and Adjusted EBITDA growth of almost 90% to $560 million—ambitious but achievable targets. Having reset the cost base, principally in Europe, all of our operations are now focused on reinvigorating subscriber growth. We look forward to demonstrating solid progress on our 2003 objectives in the quarters ahead.

On the restructuring front, UPC's balance sheet recapitalization has had overwhelming creditor support and has been ratified by the Dutch District Court and confirmed in the U.S. Court. However, as announced last week, InterComm Holdings L.L.C. ("ICH"), a creditor in the Dutch moratorium proceeding with a EUR 1.00 claim and one vote, appealed the Dutch Court's ratification of the Akkoord. We believe the appeal is without merit. The Dutch Court of Appeals has scheduled an expedited hearing for the appeal on April 1, 2003 and the Court is expected to rule on the appeal shortly thereafter. The U.S. Court has overruled an objection brought by ICH in the parallel US Chapter 11 process. We do not expect that this appeal will affect the successful completion of our European restructuring, which is in its final stages."

Customers

UGC continues to focus on growing its total customer base, particularly in areas where the Company has upgraded its networks to provide broadband services, primarily in Western Europe and Chile. The following table shows UGC's consolidated homes passed, its upgraded homes passed and a breakdown of subscribers by product line, as well as UGC's aggregate RGU total:

Operating Statistics (000's)	Dec 31, 2001	Sept 30, 2002	Dec 31, 2002	Dec 31 '02 vs. Dec 31 '01	Dec 31 '02 vs. Sept 30'02
Consolidated:
Homes Passed(1)	12,360	12,395	12,472	0.9%	0.6%
Two-Way Homes Passed(1)	6,067	6,754	6,816	12.3%	0.9%
Video Subscribers(1)	7,287	7,339	7,399	1.5%	0.8%
Voice Subscribers(1)	648	690	699	7.9%	1.2%
Internet Subscribers(1)	558	700	763	36.6%	9.0%

Consolidated RGUs	8,493	8,729	8,861	4.3%	1.5%

Aggregate RGUs(2)	12,907	13,084	13,231	2.5%	1.1%

(1)
Adjusted to reflect the deconsolidation of UPC Germany as if it had occurred on January 1, 2001. UPC Germany was deconsolidated effective August 1, 2002.

(2)
Aggregate RGUs represent the sum of analog cable, digital, Internet, voice and DTH subscribers for all systems in which the Company owns an interest.

The following table highlights UGC's consolidated customer by company:

Subscriber Statistics by Company (000's)	Dec 31, 2001	Sept 30, 2002	Dec 31, 2002	Dec 31 '02 vs. Dec 31 '01	Dec 31 '02 vs. Sept 30'02
UPC RGUs(1)	7,808	7,958	8,061	3.2%	1.3%
VTR RGUs	658	740	768	16.7%	3.8%
Other RGUs	27	31	32	19.0%	1.9%

Consolidated RGUs	8,493	8,729	8,861	4.3%	1.5%

(1)
Adjusted to reflect the deconsolidation of UPC Germany as if it had occurred on January 1, 2001. UPC Germany was deconsolidated effective August 1, 2002.

Revenue

UGC's consolidated revenue for the year ended December 31, 2002 was $1.5 billion, a decrease of 3.0% from the same period last year. The decrease was due primarily to various disposed, deconsolidated and closed operations at UPC (detailed below), as well as the deconsolidation of Austar in the fourth quarter of 2001. Excluding those results in full for the year ended December 31, 2002, consolidated revenue from ongoing operations increased 20%. The following table shows a breakdown of consolidated revenue by company in U.S. dollars:

Revenue by Company— (US$ millions)	3 months Dec 31, 2001	3 months Sept 30, 2002	3 months Dec 31, 2002	Full Year Dec 31, 2001	Full Year Dec 31, 2002
UPC(1)	$286.2	$331.0	$350.3	$1,065.2	$1,292.6
VTR	42.7	47.2	49.6	166.6	186.4
Other	1.8	2.3	1.6	6.5	8.9

Subtotal, ongoing(2)	330.7	380.5	401.5	1,238.3	1,487.9
UPC: Disp./Decons. Ops.(1)	22.6	4.2	—	168.0	27.1
Austar(3)	22.7	—	—	155.6	—

Total Revenue	$376.0	$384.7	$401.5	$1,561.9	$1,515.0

(1)
UPC's results were revised to reflect the effect of certain disposed, deconsolidated and closed operations as if they had occurred on January 1, 2001, including: Disposed operations: within the DTH business—Polish DTH; Deconsolidated operations: within the cable business—UPC Germany; Closed operations: Programming—sports programming in Poland, Hungary and Czech Republic, closed or disposed in December 2001. Priority Telecom—primarily closure of international wholesale operations. UPC Media—UPCtv channel closure.

(2)
Represents the sum of consolidated operations for ongoing operations only (i.e., excludes all disposed, deconsolidated and closed operations).

(3)
Austar was deconsolidated effective November 15, 2001.

The following table is provided for reference only and shows a breakdown of consolidated revenue by company in its functional currency:

Revenue by Company(1) (Millions)	Three months Dec 31, 2001	Three months Sept 30, 2002	Three months Dec 31, 2002	Full Year Dec 31, 2001	Full Year Dec 31, 2002
UPC (in Euros)	345.4	340.9	350.0	1,378.8	1,396.1
VTR (in Chilean pesos)	29,358	33,407	35,584	105,834	128,547

(1)
Represents consolidated results for UPC and VTR for each period (i.e., not adjusted for disposed, deconsolidated and closed operations).

The following table provides a summary of the average revenue per unit (ARPU) in local currency:

Average Revenue Per Unit Summary by Company:	Dec 31, 2001		Sept 30, 2002		Dec 31, 2002		Dec 31 '02 vs. Dec'01	Dec 31 '02 vs. Sept 30'02
UPC Dist Co—ARPU:
Total per RGU(1)		€12.70		€13.03		€13.48	6.1%	3.5%
Total per Cable Sub—W. Europe(2)		€18.35		€19.71		€20.43	11.3%	3.7%
Total per Cable Sub—E. Europe(2)		€8.16		€8.36		€8.69	6.5%	3.9%
VTR—ARPU:
Video	CP	13,315	CP	13,978	CP	14,255	7.1%	2.0%
Video (US$)		$19.35		$19.74		$19.87
Voice	CP	16,650	CP	16,046	CP	16,620	-0.2%	3.6%
Voice (US$)		$24.19		$22.67		$23.17
Internet(3)	CP	18,123	CP	14,513	CP	14,436	-20.3%	-0.5%
Internet (US$)		$26.32		$20.50		$20.12

(1)
ARPU calculations for UPC Distribution exclude UPC Germany, but include DTH (other than Poland DTH).

(2)
CATV, Internet, Voice and Digital revenue (excludes DTH) divided by Basic CATV Subscribers (excluding UPC Germany).

(3)
The decrease relates primarily to higher commercial discounts.

Operating Loss

Consolidated operating loss for the year ended December 31, 2002 was $899 million, a 69% decrease from $2,872 million for the same period in 2001. For the three months ended December 31, 2002, consolidated operating loss increased 425% on a sequential basis from September 30, 2002, due primarily to a one-time, non-cash charge of $345 million for goodwill impairment. The following table reconciles operating loss with Adjusted EBITDA:

Reconciliation of Operating Loss with Adjusted EBITDA

Consolidated Results (US$ millions)	Three months Dec 31, 2001	Three months Sept 30, 2002	Three months Dec 31, 2002	Full Year Dec 31, 2001	Full Year Dec 31, 2002
Adjusted EBITDA	$(18.5)	$84.8	$86.4	$(191.2)	$296.4
Depreciation & Amortization	(323.4)	(201.2)	(191.2)	(1,147.2)	(730.0)
Stock-based Compensation(1)	(7.8)	(8.3)	(2.6)	(8.8)	(28.3)
Impair. & Rest. Charges(2)	(1,228.9)	1.5	(415.9)	(1,525.1)	(437.4)

Operating Loss	$(1,578.6)	$(123.2)	$(523.3)	$(2,872.3)	$(899.3)

(1)
Stock based compensation includes charges associated with fixed, or non-cash stock options, as well as charges associated with phantom, or cash-based, stock option plans, as will be more fully disclosed in UGC's 10K.

(2)
Represents primarily the effects of UPC's restructuring plan implemented during the second half of 2001, relating to employee severance and termination costs, office closures, programming and lease contract termination costs and asset disposal losses and other costs, as will be more fully disclosed in UGC's 10K.

Adjusted EBITDA

UGC's consolidated Adjusted EBITDA for the year ended December 31, 2002, was positive $296.4 million, a 255%, or $487.6 million, improvement from the same period last year. UPC and VTR demonstrated a substantial improvement in Adjusted EBITDA on a year-over-year basis. The following tables show a breakdown of Adjusted EBITDA results by company as reported in U.S. dollars:

Adjusted EBITDA by Company (US$ Millions)	Three months Dec 31, 2001	Three months Sept 30, 2002	Three months Dec 31, 2002	Full Year Dec 31, 2001	Full Year Dec 31, 2002
UPC Adjusted EBITDA(1)	$(5.4)	$74.6	$83.7	$(125.9)	$258.6
VTR Adjusted EBITDA	8.3	11.4	12.1	26.8	42.0
Other	(12.2)	(3.4)	(9.4)	(31.7)	(16.3)

Subtotal, ongoing(2)	(9.3)	82.6	86.4	(130.8)	284.3
Austar Adjusted EBITDA(3)	(5.7)	—	—	(41.8)	—
UPC — Disp. Adj. EBITDA(1)	(3.5)	2.2	—	(18.6)	12.1

Total Adjusted EBITDA	$(18.5)	$84.8	$86.4	$(191.2)	$296.4

(1)
UPC's results were revised to reflect the effect of certain disposed, deconsolidated and closed operations as if they had occurred on January 1, 2001, as mentioned above.

(2)
Represents the sum of Adjusted EBITDA for ongoing consolidated operations only (i.e., excludes the majority of all disposed, deconsolidated and closed operations).

(3)
Austar was deconsolidated effective November 15, 2001.

The following table is provided for reference only and shows a breakdown of consolidated Adjusted EBITDA by company in its functional currency:

Adjusted EBITDA by Company(1) (Millions)	Three months Dec 31, 2001	Three months Sept 30, 2002	Three months Dec 31, 2002	Full Year Dec 31, 2001	Full Year Dec 31, 2002
UPC (in Euros)	(9.8)	78.1	83.6	(161.8)	284.0
VTR (in Chilean pesos)	5,697	8,055	8,719	17,320	29,026

(1)
Represents consolidated results for UPC and VTR as reported (i.e., not adjusted for disposed, deconsolidated and closed operations).

EUROPE:

UPC (NASDAQ: UPCOY.OB) is a leading pan-European broadband communications company offering cable television, telephony and high-speed Internet access services in European countries and serving, on a consolidated basis, approximately 6.9 million video subscribers, 462,800 voice subscribers and 689,800 Internet subscribers.

Operating and Financial Highlights

  •
  Consolidated video subscribers at December 31, 2002 were 6.9 million, a 6.8% decrease from 7.4 million at December 31, 2001. The decrease was due to the deconsolidation of UPC Germany. Excluding the results of UPC Germany in full for the prior period, video subscribers increased 1.3%.

  •
  Consolidated voice subscribers, including UPC's broadband cable-phone operations and its traditional voice network in Hungary (excluding Priority Telecom), at December 31, 2002 were 462,800, a 1.8% increase from 454,500 at December 31, 2001.

  •
  Consolidated chello broadband subscribers plus third-party ISP subscribers reached 689,800 at December 31, 2002 (including 15,600 third-party ISP subscribers), an increase of 30% from 532,600 at December 31, 2001.

  •
  Average revenue per RGU per month ("ARPU") increased 6.1% to EUR 13.48 for the quarter ended December 31, 2002 compared to EUR 12.70 for the same period last year.

  •
  Consolidated revenue increased 1.3% to EUR 1,396 million (US$1,320 million) for the year ended December 31, 2002 compared to EUR 1,379 million (US$1,233 million) for the same period last year. Excluding the results of previously mentioned disposed, deconsolidated and closed operations, consolidated revenue for ongoing operations increased 15%.

  •
  Consolidated triple play revenue increased 14% to EUR 1,221 million (US$1,155 million) for the three months ended December 31, 2002 compared to EUR 1,067 million (US$955 million) for the same period last year.

Europe Recent Events

  •
  Continued Internet growth: chello broadband Internet service reached another milestone recently by reaching 700,000 subscribers. This strengthens chello's position as Europe's leading and largest broadband Internet service provider via cable networks.

  •
  Financial Improvements at Priority Telecom: Priority Telecom, UPC's CLEC operation, recently provided guidance for 2003 and indicated it expects a significant financial improvement for the full year 2003 as compared with 2002 despite weak market conditions. This is due in large part to the substantive progress in improving its overall cost structure, as a result of cost restructuring and productivity improvements.

CHILE:

United Latin America (ULA), in aggregate, had approximately 2.6 million homes passed, 1.6 million two-way homes passed, 594,400 video subscribers, 228,100 voice subscribers and 78,000 Internet subscribers at December 31, 2002. VTR, ULA's wholly-owned subsidiary in Chile, represents approximately 85% of the aggregate RGUs in Latin America.

Operating and Financial Highlights

  •
  VTR's video subscribers at December 31, 2002 were 469,500, an increase of 4.7% from December 31, 2001. VTR's video ARPU for the three months ended December 31, 2002 increased 7.1% to CP 14,255 (US$19.87) from CP 13,315 (US$19.35) for the same period the prior year.

  •
  VTR's voice subscribers at December 31, 2002 were 228,100, a 23% increase from December 31, 2001. VTR's voice ARPU for the three months ended December 31, 2002 decreased 0.2% to CP 16,620 (US$23.17) compared to CP 16,650 (US$24.19) for the same period the prior year.

  •
  VTR's Internet subscribers at December 31, 2002 were 70,300 a 183% increase from December 31, 2001. VTR's Internet ARPU for the three months ended December 31, 2002 decreased 20% to CP 14,436 (US$20.12) from CP 18,123 (US$26.32) for the same period last year. The decrease relates primarily to the impact of VTR's "Broadband Lite" product and higher commercial discounts aimed at maintaining the Company's first-mover advantage in an expanding and competitive market.

  •
  VTR's consolidated revenue for the year ended December 31, 2002 increased 22% to CP 128,547 million (US$186 million) from CP 105,834 million (US$167 million) for the same period in 2001 on a local currency basis.

VTR Recent Events

  •
  Accelerating Broadband Internet subscriber growth in Chile: Strong residential demand for Broadband Internet continues as Internet subscribers increase 19% from September 30, 2002. VTR remains the market leader with a 56% share in residential broadband due to its first mover advantage and greater coverage versus ADSL.

  •
  Strong growth in telephony: Voice lines in service increased 5% in the fourth quarter and 25% nationwide year-to-date, totaling 258,900 lines. VTR remains the second largest fixed phone provider with its market share reaching 7%.

  •
  Video customer gains despite economy: Video customers grew to 469,500, or 5% since December 31, 2001, despite a slow economy. Bundling, driven mainly by fast growing Broadband Internet and voice services, boosts video growth and has positioned VTR as the nationwide CATV market leader with a 65% market share.

  •
  Bundling rollout: As of December 31, 2002, VTR had 54,500 active triple play subscribers, a 245% increase compared to its year-end 2001 total.

  •
  Debt refinancing: Given VTR's upcoming maturity in April 2003 of its US$138 million syndicated bank loan, VTR and its Lenders are currently working towards extending this maturity for at least three years with a principal amortization schedule based on VTR's business plan.

AUSTRALIA:

Austar (ASX: AUN) is a leading provider of subscription television services in Australia. Effective November 15, 2001, Austar was deconsolidated from the Company. UGC currently has a 55.8% interest in Austar. At December 31, 2002, Austar had approximately 2.1 million homes passed, 402,700 video subscribers, 21,500 voice subscribers and 52,800 Internet subscribers. All financial results as reported by Austar; and summarized below, are based on Australian GAAP and exclude TVSN as it was deconsolidated effective June 19, 2002 (please refer to Austar's press release dated March 14, 2003).

Operating and Financial Highlights

  •
  Video subscribers in Australia were 402,700 at December 31, 2002, a decrease of 29,400, or 6.8% from 432,100 at December 31, 2001. On a sequential basis from September 30, 2002, video subscribers decreased 3,900 or 1.0%.

  •
  Revenue for the year ended December 31, 2002 was A$320 million (US$174 million), a decrease of 1.0% from A$324 million (US$167 million) for the same period last year on a local currency basis. For the three months ended December 31, 2002, on a sequential basis from September 30, 2002, revenue decreased 2.0%.

  •
  XYZ Entertainment, Austar's 50%-owned programming venture in Australia, reported total subscribers of 8,399,100 at December 31, 2002, a 17% increase compared to the same period in the prior year. Revenue for the three months ended December 31, 2002 (fiscal year end June 30) was A$20.0 million (US$11.2 million), an increase of 3.9% from A$19.3 million (US$9.9 million) for the same period last year.

Austar Recent Events

  •
  New Arrangements for Austar and Telstra: Austar and Telstra Corporation Limited recently announced that Telstra would move to full ownership of the parties' New Zealand joint venture, TelstraClear Limited. Subject to the satisfaction of various conditions including New Zealand Overseas Investment Commission approval, Austar will receive proceeds of A$25 million. In a separate agreement, the parties have also agreed in principle to allow Telstra to resell the Austar subscription television service to Telstra customers in regional Australia.

About UnitedGlobalCom

UGC is the largest international broadband communications provider of video, voice, and Internet services with operations in 21 countries. Based on the Company's consolidated operating statistics at December 31, 2002, UGC's networks reached approximately 12.5 million homes and 8.9 million RGUs, including 7.4 million video subscribers, 698,600 voice subscribers, and 762,700 Internet subscribers. In addition, the Company's programming business had approximately 48 million aggregate subscribers worldwide.

UGC's major operating subsidiaries include UPC, a leading pan-European broadband communications company; VTR GlobalCom, the largest broadband communications provider in Chile, and Austar United Communications, a leading provider of subscription television services in Australia.

NOTE: Except for historical information contained herein, this news release contains forward-looking statements, which involve certain risks, and uncertainties that could cause actual results to differ materially from those expressed or implied by these statements. The outcome of the announced Recapitalization of UPC is a forward-looking statement. These forward-looking statements also include our estimates of year-end revenues, capital expenditures and other financial information, consummation of planned transactions and financings, projections of operational targets, launch of new services and other statements concerning growth. These risks and uncertainties include the success of the Recapitalization as well as any changes to the terms that may be imposed by the bankruptcy courts, as well as the acceptance and continued use by subscribers and potential subscriber of the UGC's services, changes in technology, competition, the UGC's ability to raise capital and control expenses, as well as other factors detailed from time to time in UGC's filings with the Securities and Exchange Commission.

"Adjusted EBITDA" is not a generally accepted accounting principle, or "GAAP," measure. Adjusted EBITDA represents net operating earnings before depreciation, amortization, stock-based compensation charges and impairment and restructuring charges. Adjusted EBITDA is the primary measure used by our chief operating decision makers to measure our operating results and to measure segment profitability and performance. We believe that Adjusted EBITDA is meaningful to investors because it provides an analysis of operating results using the same measures used by our chief operating decision makers, that Adjusted EBITDA provides investors a means to evaluate our financial results compared to other companies within our industry and that it is common practice for institutional investors and investment bankers to use various multiples of current or projected Adjusted EBITDA for purposes of estimating current or prospective enterprise value. Our calculation of Adjusted EBITDA may or may not be consistent with the calculation of this measure by other companies in our industry. Investors should not view adjusted EBITDA as an alternative to GAAP measures of income as a measure of performance or to cash flows from operating, investing and financing activities as a measure of liquidity. In addition, Adjusted EBITDA does not take into account changes in certain assets and liabilities as well as interest and income taxes that can affect cash flow. Adjusted EBITDA excludes non cash and cash stock-based compensation charges, which result from variable plan accounting for certain of our subsidiaries' stock option and phantom stock option plans, and cash and non-cash impairment and restructuring charges.

Definitions:

1)
"Revenue Generating Unit", or "RGU", is separately an Analog (Basic) Cable Subscriber, Digital Cable Subscriber, DTH Subscriber, Residential Telephony Subscriber or Internet Subscriber. A home may contain one or more RGUs. For example, if a residential customer in our Austrian system subscribed to our analog cable service, digital cable service, telephone service and high-speed Internet service, the customer would constitute four RGUs.

2)
"Homes in Service Area" represents the number of homes in a certain franchise area that can potentially be served.

3)
"Homes Passed" represents a home that can be connected to our distribution system without further extending the distribution plant.

4)
"Two-way Homes Passed" represents the number of homes passed by our network where customers can request and receive the installation of a two-way addressable set-top box, cable modem and/or voice port which, in most cases, allows for the provision of video, voice and data (broadband) services.

5)
"Analog Cable Subscriber", or "Basic Cable Subscriber", is generally defined as a home or commercial unit with one or more television sets connected to our cable network.

6)
"Digital Cable Subscriber" is a home with one or more digital converter boxes. A Digital Cable Subscriber is also counted as an Analog Cable Subscriber.

7)
"DTH Subscriber" is generally defined as a home or commercial unit with one or more television sets that receive video programming that is broadcast directly to the home via geosynchronous satellites.

8)
"Total Subscribers", or "Total RGUs" is the sum of Analog, Digital Cable, DTH, Telephony and Internet Subscribers.

9)
"Telephony Homes Serviceable" represents a home that can be connected to our cable distribution system where customers can request and receive the installation of a voice port that allows for the provision of voice (broadband) services.

10)
"Telephony Subscriber" is generally defined as a home or commercial unit with one or more voice ports connected to our broadband network, where a customer has requested and is receiving voice services. Certain of our systems provide traditional switched telephone services in the local loop.

11)
"Telephony Lines" are generally defined as the number of lines provided to a Telephony Subscriber.

12)
"Internet Homes Serviceable" represents a home that can be connected to our cable distribution system where customers can request and receive the installation of cable modem, which allows for the provision of high-speed Internet access services.

13)
"Internet Subscriber" is generally defined as a home or commercial unit with one or more cable modems connected to our broadband network, where a customer has requested and is receiving high-speed Internet access services.

14)
"Average Revenue Per Unit", or "ARPU", is calculated on a straight-line basis, where the numerator represents revenue for the quarter and the denominator represents the average of the beginning and ending subscribers for the quarter.

15)
"Programming Subscriber" is the product of a home our programming business provides video programming to and the number of channels that same programming business produces.

UGC's financial results for 2002 are unaudited. The Company will seek an extension for filing its 10-K to the SEC. The Company expects to file its 10-K within the extension period. The Company expects that its audit opinion will include a going concern modification, primarily because of the ongoing nature of UPC's recapitalization.

Materials filed with the SEC will be available electronically without charge at an Internet site maintained by the SEC. The address of that site is http://www.sec.gov. Documents filed with the SEC may be obtained from UGC by directing a request to Richard Abbott, Vice President of Finance, UnitedGlobalCom, Inc., 4643 S. Ulster Street, Suite 1300, Denver, CO 80237.

For further information contact:

  Investor Relations
  Richard S. L. Abbott
  Vice President, Finance
  Phone: (303) 220-6682
  Email:   rabbott@unitedglobal.com

  Media Relations
  Rick Westerman
  Chief Financial Officer
  Phone (303) 220-6647
  Email:   rwesterman@unitedglobal.com

Please visit our web site at www.unitedglobal.com for further information about our company

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  Exhibit 99.1
UGC Announces Fiscal 2002 Results(1)